EXHIBIT 10.13

MERGER AGREEMENT

by and among

AML Communications, Inc.,
a Delaware corporation,

and

AML Holdings, LLC
a California limited liability company

on the one hand;

and

Microwave Power, Inc.,
a California corporation

on the other hand.

May 25, 2004

TABLE OF CONTENTS

1. Definitions.

2. Basic Transaction.
3. The Merger.
4. The Closing.
5. Actions at the Closing.
6. Effect of Merger.
9. Procedure for Payment.
10. Closing of Transfer Records.
(g) Withholding Taxes

11. Representations and Warranties of the Target.
12. Organization, Qualification, and Corporate Power.
13. Capitalization.
14. Authorization of Transaction.
15. Noncontravention.
16. Preferred Shareholders.
17. Financial Statements.
18. Events Subsequent to Target Financial Statements.
19. Brokers’ Fees.
20. Title to Property; Encumbrances.
25. Inventory and Accounts Receivable.
28. Compliance with Law.
29. Trademarks, Patents, License Agreements, Etc.
34. Banking and Insurance.
35. Indebtedness.
36. Judgments; Litigation.
39. Income and Other Taxes.
45. Corporate Records.
46. No Undisclosed Liabilities.
47. Permits, Licenses, Etc.
48. Regulatory Filings.
49. Material Contracts; No Defaults.
56. Absence of Certain Changes.
57. Employees and Labor Matters.
61. Hazardous Materials.
67. Disclosure.

68. Representations and Warranties of the Buyer and the Transitory Subsidiary.
69. Organization.
70. Authority to Execute and Perform Agreements.
71. Noncontravention.
72. Brokers’ Fees.

i

73. SEC Documents.
74. Disclosure.

75. Covenants.
76. General.
77. Notices and Consents.
78. Regulatory Matters and Approvals.
79. Operation of Business.
87. Full Access.
88. Notification; Update to Disclosure Schedule.
89. Delivery of Final Balance Sheet.
90. Exclusivity.
91. Indemnification.
(j) Share Duly Authorized
(k) California Franchise Tax Clearance

95. Conditions to Obligation to Close.
96. Conditions to Obligation of the Buyer and the Transitory Subsidiary.
108. Conditions to Obligation of the Target.

113. Termination.
114. Termination of Agreement.
119. Effect of Termination.

120. Registration of Shares.
121. Registration Statement.
122. Continuing Effectiveness.
125. Copies of Registration Statement and Related Documents.
126. Blue Sky Laws.
127. Expenses.
128. Indemnification.
133. Rule 144 Reporting.

137. Miscellaneous.
138. Survival.
139. Press Releases and Public Announcements.
140. No Third-Party Beneficiaries.
141. Entire Agreement.
142. Succession and Assignment.
143. Counterparts.
144. Headings.
145. Notices.
147. Amendments and Waivers.
148. Severability.
149. Expenses.
150. Construction.
151. Incorporation of Exhibits and Schedules.

ii

152. Facsimile Signatures.
153. Attorneys Fees.

Exhibit A— Certificate of Merger
Exhibit B—Form of Letter of Transmittal
Exhibit C—Form of Employment Agreement
Exhibit D—Form of Interim Lease and Proposal
Disclosure Schedule—Exceptions to Representations and Warranties

iii

MERGER AGREEMENT

Agreement entered into as of May 25, 2004, by and among AML Communications, Inc., a Delaware corporation (the “Buyer”), AML Holdings, LLC, a California limited liability company and a wholly-owned Subsidiary of the Buyer (the “Transitory Subsidiary”), and Microwave Power, Inc., a California corporation (the “Target”).  The Buyer, the Transitory Subsidiary, and the Target are referred to collectively herein as the “Parties.”  Dr. Marina Bujatti and Dr. Franco Sechi, both shareholders of Target, are signatories to this Agreement solely to make certain indemnifications as set forth in Section 5(i) below.

This Agreement contemplates a transaction in which the Buyer will acquire all of the outstanding capital stock of the Target for stock through a forward subsidiary merger of the Target into the Transitory Subsidiary.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.                                      Definitions.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Buyer” has the meaning set forth in the preface above.

“Certificate of Merger” has the meaning set forth in §2(c) below.

“Closing” has the meaning set forth in §2(b) below.

“Closing Date” has the meaning set forth in §2(b) below.

“Confidential Information” means any information concerning the businesses and affairs of the Target that is not already available to the public.

“Disclosure Schedule” has the meaning set forth in §3 and §4 below.

“Dissenting Share” means any shares held by Target stockholder who or which has exercised his or its appraisal rights under the California Corporations Code.

“Effective Time” has the meaning set forth in §2(d)(i) below.

“Environmental Laws” shall mean all Legal Requirements pertaining to the protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the use, handling, storage, treatment, removal, transport, transloading, cleanup, decontamination, discharge and disposal of Hazardous Material.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the IRS and other taxing authorities.

“Hazardous Material” shall mean any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other substance or material defined or designated as a hazardous or toxic substance, material or waste by any Environmental Law currently in effect or as amended or promulgated in the future.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Knowledge” as used in §§3 and 4 hereof, the phrases “to the knowledge of”, “known”, “aware” and similar phrases of the Target, the Buyer or the Transitory Subsidiary shall mean the “knowledge” (as defined below) of Dr. Marina Bujatti and Dr. Franco Sechi, in the case of the Target, or of the “executive officers” (as such term is defined in Rule 3b-7 under the Exchange Act) of each of the Buyer or the Transitory Subsidiary.  For purposes of the preceding sentence, “knowledge” with respect to conduct, a fact or circumstance, or a result, means knowing or being aware that a person is engaging in conduct, that a fact or circumstance exists, or that a result is substantially certain to occur; having a firm belief that a fact or circumstance exists or that a result is substantially likely to occur; or being aware of a high probability of the existence of a fact or circumstance, unless the person actually believes that the fact or circumstance does not exist; and “knowledge” may be deemed to exist if a person consciously or willfully disregards the existence of conduct, a fact or circumstance, or the likelihood of a result.

“Legal Requirement” shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

“Lien” shall mean all liens (including judgment and mechanics’ liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

“Material Adverse Effect” As used in this Agreement, the phrase “Material Adverse Effect” or “Material Adverse Change”

shall mean any effect or change that is materially adverse to the business, assets, financial condition or results of operations of the Target or Buyer (as the context requires), whether or not covered by insurance, other than:

(a)                                  adverse effects resulting from compliance with this Agreement;

(b)                                 adverse changes in the global economy, the U.S. economy or other economies in which the Target operates;

(c)                                  adverse changes in the industry in which the Target operates;

(d)                                 changes attributable to the impact of the Merger or this Agreement on customers, suppliers or employees;

(e)                                  changes attributable to changes in legal, regulatory or business conditions; and

(f)                                    changes attributable to actions taken by Buyer to fulfill its obligations under this Agreement.

“Merger” has the meaning set forth in §2(a) below.

“Merger Consideration” has the meaning set forth in §2(d)(ii) below.

Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the Ordinary Course of Business by operation of law with respect to a liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of a business.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Registered Rights” means all patents, patent applications, trade names, logos, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, Internet domain names, 1-800 and 1-888 telephone numbers used by the Target in the conduct of its business, whether registered or not.

“Registration Statement” has the meaning set forth in §8(a) below.

“Requisite Stockholder Approval” means the affirmative vote of the holders of a majority of the Target Shares in favor of this Agreement and the Merger.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Surviving Entity” has the meaning set forth in §2(a) below.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, any interest, fine penalty or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

“Target” has the meaning set forth in the preface above.

“Target Share” means any share of the Common Stock of the Target.

“Target Stockholder” means any Person who or which holds any Target Shares.

“Transitory Subsidiary” has the meaning set forth in the preface above.

2.                                      Basic Transaction.

3.                                      The Merger.  On and subject to the terms and conditions of this Agreement, the Target will merge with and into the Transitory Subsidiary (the “Merger”) at the Effective Time. The Transitory Subsidiary shall be the entity surviving the Merger (the “Surviving Entity”).

4.                                      The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a mutually agreed place, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than June 7, 2004.

5.                                      Actions at the Closing.  At the Closing, (i) the Target will deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments, and documents referred to in §6(a) below, (ii) the Buyer and the Transitory Subsidiary will deliver to the Target the various certificates, instruments, and documents referred to in §6(b) below, and (iii) the Target and the Transitory Subsidiary will file with the Secretary of State of the State of California a Certificate of Merger in the form attached hereto as Exhibit A (the “Certificate of Merger”).

6.                                      Effect of Merger.

7.                                      General. The Merger shall become effective at the time (the “Effective Time”) the Target and the Transitory Subsidiary file the Certificate of Merger with the Secretary of State of the State of California. The Merger shall have the effect set forth in the California Corporations Code. The Surviving Entity may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

8.                                      Conversion of Target Shares. At and as of the Effective Time:  (A) each Target Share (other than any Dissenting Share) shall be converted into the right to receive 0.2906 shares of the Buyer Common Stock; (B) each Target Shareholder shall receive one share of Microwave Holdings, LLC, a California limited company, for each Target Share owned immediately prior to the Effective Time (collectively, the “Merger Consideration”); and (C) each Dissenting Share shall be converted into the right to receive payment from the Surviving Entity or the Buyer with respect thereto in accordance with the provisions of the California Corporations Code.  No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this §2(d)(ii) after the Effective Time.

9.                                      Procedure for Payment.  Immediately after the Effective Time, the Buyer having heretofore authorized the issuance of 2,117,362 shares of its common stock for delivery pursuant to § 2(d)(ii), will mail a letter of transmittal (with instructions for its use) in the form attached hereto as Exhibit C to each record holder of outstanding Target Shares for the holder to use in surrendering the certificates which represented his or its Target Shares against payment of the Merger Consideration.

10.                               Closing of Transfer Records.  After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the transfer books of the Surviving Entity.

(g)                                 Withholding Taxes.  Buyer shall withhold an amount of Merger Consideration (the “Withheld Shares”) from F.E.I., an Italian company (“FEI”) equal to the amount required by Buyer to withhold (the “Withholding Amount”) pursuant to applicable sections of the Internal Revenue Code of 1986, as amended, or Treasury Regulations promulgated thereunder with respect to the transfer of interests in Microwave Holdings, LLC to FEI.  Buyer shall transfer such Withheld Shares to FEI if FEI forwards to Buyer the Withholding Amount within 30 days after the Closing.

11.                               Representations and Warranties of the Target.  The Target represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this §3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.

12.                               Organization, Qualification, and Corporate Power.  Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.  Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for such failures to qualify as do not have a Material Adverse Effect. Target has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

13.                               Capitalization.  At the Effective Time, the entire authorized capital stock of the Target will consist of 20,000,000 Target Shares, of which 7,285,300 Target Shares will be issued and outstanding, 3,460,000 Series A Preferred Shares and 1,540,000 Series B Preferred Shares, none of which will be outstanding.  At the Effective Time all of the issued and outstanding Target Shares will be duly authorized and validly issued, fully paid, and nonassessable, there will be no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock, and there will be no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

14.                               Authorization of Transaction.  The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the

Target cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

15.                               Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).  Other than in connection with the provisions of the Hart-Scott-Rodino Act, the California Corporations Code, the Securities Exchange Act, the Securities Act, and the state securities laws, the Target need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

16.                               Preferred Shareholders.  All appropriate approvals and consents have been received from the Series A Preferred Shares and the Series B Preferred Shares (the “Preferred Stockholders”) in accordance with the Target’s Articles of Incorporation with respect to the conversion of their preferred shares into common stock.  Immediately prior to the Effective Time, Target will not have any obligations (monetary or otherwise) to any Preferred Stockholders.

17.                               Financial Statements.  The Target has forwarded to the Buyer its balance sheets as of February 20, 2004 and statements of operations and cash flows for the 12 months ended February 20, 2004 (collectively, the “Target Financial Statements”).  The Target Financial Statements (including the related notes and schedules) have not been prepared in accordance with GAAP, but, except with respect to the lack of accruals for income tax, present fairly the financial condition of the Target as of the indicated dates and the results of operations of the Target for the indicated periods, are correct and complete in all respects, and are consistent with the books and records of the Target and its Subsidiaries.  The Final Balance Sheet to be delivered pursuant to §5(h) below will be prepared in the same manner as the February 20, 2004 balance sheet.

18.                               Events Subsequent to Target Financial Statements. Since the date of the Target Financial Statements, there has not been any Material Adverse Change.

19.                               Brokers’ Fees.  None of the Target and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement other than a finders fee payable to Reuven Sadeh by the Buyer by the issuance of 21,174 unregistered, restricted shares of the Buyer’s common stock on the Closing Date.

20.                               Title to Property; Encumbrances.

21.                               As of the Effective time, the Target will not own any real property.

22.                               The Target has, and immediately prior to the Closing Date will have, good, valid and marketable title in fee simple to all personal property reflected on the Target Financial Statements as owned by the Target and all personal property acquired by the Target since the Target Financial Statements, in each case free and clear of all Liens.

23.                               All leases and licenses pursuant to which the Target leases or licenses from others real or personal property are valid, subsisting in full force and effect in accordance with their respective terms, and there is not, under any real property lease, personal property lease or license, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance) on the part of the Target.  True and complete copies of all real property leases, licenses and personal property leases of the Target have been made available to the Buyer heretofore.  Except as set forth in the Disclosure Schedule, no such lease or license will require the consent of the lessor or licensor to or as a result of the consummation of the transactions contemplated by this Agreement.  For purposes of this Agreement, a “lease” shall include a sublease.

24.                               All personal property owned by the Target and all personal property held by the Target pursuant to personal property leases is in good operating condition and repair, subject only to ordinary wear and tear, has been operated, serviced and maintained properly within the recommendations and requirements of the manufacturers thereof (if any) and is suitable and appropriate for the use thereof made and proposed to be made by the Target in its business and operations.  The leased real property located at 3350 Scott Boulevard, Building 25, Santa Clara, California (the “Santa Clara Property”) comprises all of the leased real property used in the conduct of business of the Target.

25.                               Inventory and Accounts Receivable.

26.                               All inventory set forth or reflected in the Target Financial Statement, or acquired by the Target since the Target Financial Statement, consists of a quality and quantity usable and saleable by the Target in the Ordinary Course of Business.  The value at which inventories are carried on the Target Financial Statement reflects the normal inventory valuation policy of the Target, on a basis consistent with that of preceding period, of stating inventory at its lower of cost or market value, and, consistent therewith, all non-current or obsolete inventory held by the Target as of the Target Financial Statement has been valued at its current market value on the Target Financial Statement.

27.                               All accounts receivable of the Target reflected in the Target Financial Statement and all accounts receivable of the Target that have arisen since the date of the Target Financial Statement (except such accounts receivable as have been collected since such dates) are, to the knowledge of the Target, valid and enforceable claims against the account debtor, and the goods and services sold and delivered that gave rise to such accounts were sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. To the knowledge of the Target, such accounts receivable of the Target are subject to no valid defense, offset or counterclaim and, to the knowledge of the Target, are fully collectible within ninety (90) days after the Closing Date, except to the extent of the allowance for doubtful accounts reflected on the Target Financial Statement.

28.                               Compliance with Law.  Except where it has not had a Material Adverse Effect, through and including the Closing Date, the Target (i) has not violated, has not conducted its business or operations in violation of, and has not used or occupied its properties or assets in violation of, any Legal Requirement, (ii) has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, nor any citation for noncompliance with, any Legal Requirement.

29.                               Trademarks, Patents, License Agreements, Etc.

30.                               True and complete copies of all documentation related to the Registered Rights have been delivered to the Buyer heretofore.

31.                               Except as described in the Disclosure Schedule, the Target owns exclusively and has the exclusive and unrestricted right to use the Registered Rights, and all renewals therefor and claims for infringement thereof, and every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, promotional idea, marketing and purchasing strategy, computer program (including source code), technical data, invention, process, confidential data and other information (collectively herein, “Proprietary Information”) required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Target, free and clear of any right, equity or claim of others and without infringing upon or otherwise acting adversely to the right or claimed right of any third party under or with respect to any of the Proprietary Information.  The Target has taken reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Information.

32.                               Except as described in the Disclosure Schedule, (A) the Target has not sold, transferred, assigned, licensed, restricted, encumbered or subjected to any Lien, any Registered Rights or Proprietary Information or any interest therein, and (B) the Target is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registered Rights or Proprietary Information.  No other Proprietary Information is necessary to permit the Target’s business to be conducted as now conducted or as heretofore or proposed to be conducted.  True and complete copies of all documentation related to the Proprietary Information have been made available to the Buyer heretofore.

33.                               There are no claims or demands of any Person pertaining to, or any Actions that are pending or threatened, which challenge the rights of the Target in respect of any Registered Rights or any Proprietary Information.

34.                               Banking and Insurance.  The Target has no obligation, liability or other commitment relating to any contract of insurance containing a provision for retrospective rating or adjustment of the Target’s premium obligation.  No facts or circumstances exist that would cause the Target to be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Target or its shareholders.

35.                               Indebtedness.  The Target has no liability or obligation for Indebtedness other than as set forth in Target Financial Statements or the Disclosure Schedule, and true and complete copies of all instruments and documents evidencing, creating, securing or otherwise relating to such Indebtedness have been made available to the Buyer heretofore.  No event has occurred and no condition has become known to the Target (including the transactions contemplated hereby) that constitutes or, with notice or passage of time, or both, would constitute a default or a basis of force majeure or other claim of accelerated or increased rights, termination, excusable delay or nonperformance by the Target or any other Person under any instrument or document relating to or evidencing Indebtedness that would entitle any Person to require the Target to pay any portion of the principal amount of such Indebtedness prior to the scheduled maturity thereof.  No instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent of any Person to or as a result of the consummation of the transactions contemplated by this Agreement.

36.                               Judgments; Litigation.

37.                               There is no (A) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting the Target or its properties, assets or business or (B) Action pending against or affecting the Target or its properties, assets or business.

38.                               To the knowledge of the Target, there is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of the Target relating to the Target or its business, (ii) Action threatened against the Target or its properties, assets or business, (iii) Action pending or threatened against the Target’s officers, directors or employees relating to the Target or its business or (iv) basis for the institution of any Action against the Target or any of its officers, directors, employees, properties or assets.

39.                               Income and Other Taxes.  Except as set forth on the Disclosure Schedule,

40.                               All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Target are true, complete and correct in all respects and have been properly and timely filed and the Target has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.  The Buyer has heretofore been provided the opportunity to obtain from the Target true, correct and complete copies of each Tax Return of the Target with respect to the past 5 taxable years, and of all reports of, and communications from, any Governmental Entities relating to such period.  The Target has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Taxes for federal income tax purposes within the meaning of Code Section 6662.

41.                               All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the operations of the Target have been duly and timely paid or deposited by the Target; the Target has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity; and the Target has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date.

42.                               The Target has made adequate provision on its books of account for all Taxes with respect to its business, properties and operations through the date of the Target Financial Statements.

43.                               The Target has not (A) had a tax deficiency proposed, asserted or assessed against it, (B) executed any waiver of any statute of limitations on the assessment or collection of any Taxes, or (C) been delinquent in the payment of any Taxes.

44.                               No Tax Return of the Target has been audited or the subject of other Action by any Governmental Entity.  The Target has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting the Target or its assets or properties and the Shareholders have no reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

45.                               Corporate Records.  The copies or originals of the Articles of Incorporation, Bylaws, minute books and stock records of the Target that have made available to the Buyer are true, complete and correct.

46.                               No Undisclosed Liabilities.  Except (A) to the extent set forth or provided for in the Target Financial Statements or the notes thereto, (B) as set forth on the Disclosure Schedule, or (C) for current liabilities incurred in the Ordinary Course of Business since the date of the Target Financial Statements, as of the date hereof the Target has no liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature, including Taxes with respect to or based upon the transactions or events occurring at or prior to the Closing.

47.                               Permits, Licenses, Etc.  The Target possesses, and is operating in material compliance with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to conduct its business as currently conducted and as proposed to be conducted (the “Permits”) except where the failure to do so possess or operate would not have a Material Adverse Effect.  Each Permit has been lawfully and validly issued, and no proceeding is pending or threatened looking toward the revocation, suspension or limitation of any Permit.  The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit and no Permit will require the consent of its issuing authority to or as a result of the consummation of the transactions contemplated hereby.

48.                               Regulatory Filings.  The Target has made all required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of the Target as currently conducted and as proposed to be conducted, including, without limitation, all such applicable Governmental Entities having jurisdiction over any matters pertaining to conservation or protection of the environment, and the treatment, discharge, use, handling, storage or production, or disposal of Hazardous Materials.  All such registrations, filings and submissions were in material compliance with all Legal Requirements (including all Environmental Laws) and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

49.                               Material Contracts; No Defaults.

50.                               All outstanding sales orders and sales contracts of the Target have been entered into in the Ordinary Course of Business, and true and complete copies of all outstanding sales orders and sales contracts of the Target have been made available to the Buyer heretofore.  The Target has not received any advance, progress payment or deposit in respect of any sales order or sales contract, and the Target has no sales order or sales contract that will result, upon completion or performance thereof, in gross margins materially lower than those normally experienced by the Target for the services or products covered by such sales order or sales contract.

51.                               All outstanding purchase orders and purchase commitments of the Target have been incurred in the Ordinary Course of Business, and no purchase order or purchase commitment of the Target is in excess of the normal, ordinary and usual requirements of the business of the Target or at an excessive price.

52.                               True and complete copies of each sales agency, sales representative and similar contracts or agreements of the Target have been made available to the Buyer heretofore.  All of such contracts and agreements are terminable at any time by the Target without penalty upon not more than thirty (30) days’ notice.

53.                               The Target is not restricted by any agreement from carrying on its business or engaging in any other activity anywhere in the world (including relocating, closing, or terminating any of its operations or facilities), and no such officer, director or key employee is a party to or otherwise bound or affected by any agreement, covenant or other arrangement or understanding that would restrict or impair his ability to perform diligently his other duties to the Target.

54.                               True and complete copies of any other material contracts, agreements, understandings, arrangements and commitments of the Target by which it or its properties, rights or assets are bound have been made available to Buyer.  For the purposes of this subsection (v), “material” means any contract, agreement, understanding, arrangement or commitment that (A) involves performance by any party more than ninety (90) days from the date hereof, (B) involves payments or receipts by the Target in excess of $10,000, (C) involves capital expenditures in excess of $10,000 or (C) otherwise materially affects the Target.

55.                               Except as described in the Disclosure Schedule:

(A)                              each agreement, contract, arrangement or commitment described above in this §3(u) is, and after the Closing Date on identical terms will be, legal, valid, binding, enforceable and in full force and effect;

(B)                                no event or condition has occurred or become known to the Target or is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay, termination, nonperformance or accelerated or increased rights by the Target or any other Person under any contract, agreement, arrangement, commitment or other understanding, written or oral, described above in this §3(u), or described or otherwise disclosed pursuant to this Agreement; and

(C)                                no Person with whom the Target has such a contract, agreement, arrangement, commitment or other understanding is, to the knowledge of Target, in default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay, termination or nonperformance thereunder, the delay, termination or nonperformance of which, or a default under which, has had or may have a material adverse effect to the business of Target.

56.                               Absence of Certain Changes.  Since the Target Financial Statement, the Target has not: (A) incurred any debts, obligations or liabilities (absolute, accrued, contingent or otherwise), other than current liabilities incurred in the

Ordinary Course of Business or as set forth on the Disclosure Schedule; (B) subjected to or permitted a Lien (other than a Permitted Lien) upon or otherwise encumbered any of its assets, tangible or intangible; (C) sold, transferred, licensed or leased any of its assets or properties except in the Ordinary Course of Business and except for the distribution of shares in Microwave Holdings, LLC; (D) discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the Target Financial Statements and current liabilities incurred since the Target Financial Statements, in each case in the Ordinary Course of Business; (E) canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course of Business; (F) suffered any physical damage, destruction or loss (whether or not covered by insurance) causing a Material Adverse Effect to its business; (G) entered into any material transaction or otherwise committed or obligated itself to any capital expenditure other than in the Ordinary Course of Business; (H) made or suffered any change in, or condition affecting, its condition (financial or otherwise), properties, profitability, prospects or operations other than changes, events or conditions in the Ordinary Course of Business; (I) made any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted; (J) other than in the Ordinary Course of Business, made or suffered any amendment or termination of any material contract, agreement, lease or license to which it is a party; (K) paid, or made any accrual or arrangement for payment of, any severance or termination pay to, or entered into any employment or loan or loan guarantee agreement with, any current or former officer, director or employee or consultant; (L) paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any employee other than pursuant to an agreement disclosed on the Disclosure Schedule or other than in the Ordinary Course of Business, or paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any officer or director of the Target or any consultant to the Target; (M) made or agreed to make any charitable contributions or incurred any nonbusiness expenses; (N) changed or suffered change in any compensation plan or labor agreement affecting any employee of the Target otherwise than to conform to legal requirements; or (O) entered into any agreement or otherwise obligated itself to do any of the foregoing.

57.                               Employees and Labor Matters.

58.                               Except for the employment and labor agreements disclosed to the Buyer on the Disclosure Schedule, neither the Buyer nor the Target will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) of the Target from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person who shall cease to be an employee of the Target at or prior to the Closing.  There is no agreement, arrangement, commitment or understanding between the Target and any of its employees which could prohibit the Target from modifying the work schedule of its employees.

59.                               There is not occurring or threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against the Target or its premises or products.

60.                               The Target has materially complied with all applicable law relating to employment and labor and, to the knowledge of Target, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination, sexual harassment or any other applicable labor and employment laws by any current or former employee of the Target against the Target.

61.                               Hazardous Materials.

62.                               No Hazardous Material (A) has been, to the knowledge of Target, released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of on or under any real property currently or previously owned or leased by the Target (or any property adjoining any such real property), (B) is presently maintained, used, generated, or permitted to remain in place by the Target in violation of any applicable Environmental Laws, (C) is required by any applicable Environmental Laws to be eliminated, removed, treated or mitigated by the Target, given the nature of its present condition, location, nature, material or maintenance, or (D) is of a type, location, material, nature or condition which requires special notification to third parties by the Target under applicable Environmental Laws or common law.

63.                               No notice, citation, summons or order has been received by the Target and no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Entity, with respect to (A) any alleged violation by the Target of any Environmental Laws or (B) any alleged failure by the Target to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (C) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of the Target of any Hazardous Material.

64.                               The Target has not received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a “potentially responsible party” with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

65.                               To the knowledge of Target, no above-ground or underground storage tanks, whether or not in use, are or have ever been located at any property currently owned or leased by the Target.

66.                               The Target has not released, transported, or arranged for the transportation of any Hazardous Material from any property currently or previously owned, operated or leased by the Target.

67.                               Disclosure.  Except as set forth on the Disclosure Schedule, no representation or warranty of the Target in this Agreement and no information contained in any Schedule or other writing delivered by the Target pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein, in the circumstances in which made, not misleading.

68.                               Representations and Warranties of the Buyer and the Transitory Subsidiary.  Each of the Buyer and the Transitory Subsidiary represents and warrants to the Target that the statements contained in this §4 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this §4.

69.                               Organization.  Each of the Buyer and the Transitory Subsidiary is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

70.                               Authority to Execute and Perform Agreements.  Each of the Buyer and Transitory Subsidiary has all requisite corporate or limited liability company power and all authority and approvals required to enter into this Agreement and to perform fully their obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of the Buyer and the Transitory Subsidiary, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally, and to equitable principles.

71.                               Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Transitory Subsidiary is subject or any provision of the charter or bylaws of either the Buyer or the Transitory Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or the Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.  Other than in connection with the provisions of the Hart-Scott-Rodino Act, the California Corporations Code, the Securities Exchange Act, the Securities Act, and the state securities laws, neither the Buyer nor the Transitory Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

72.                               Brokers’ Fees.  Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Target and its Subsidiaries could become liable or obligated other than a finders fee payable to Reuven Sadeh by the Buyer by the issuance of 21,174 unregistered, restricted shares of the Buyer’s common stock on the Closing Date.

73.                               SEC Documents.  The Buyer hereby makes reference to the following documents filed with the United States Securities and Exchange Commission (the “SEC”), as posted on the SEC’s website, www.sec.gov:  (collectively, the “SEC Documents”): (a) Annual Report on Form 10-KSB for the fiscal year ended March 31, 2003, 2002 and 2001; and (b) Quarterly Reports on Form 10-QSB for the periods ended December 31, 2001, 2002 and 2003, June 31, 2001, 2002 and 2003, and September 30, 2001, 2002 and 2003, and all amendments thereto.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Buyer included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Buyer as of the dates thereof and its statements of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on the Buyer, its business, financial condition or results of operations).

74.                               Disclosure.  No representation or warranty of the Buyer or the Transitory Subsidiary in this Agreement and no information contained in any other writing delivered by the Buyer or the Transitory Subsidiary pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein, in the circumstances in which made, not misleading.

75.                               Covenants.  The Parties agree as follows with respect to the period from the execution of this Agreement until the Closing:

76.                               General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §6 below).

77.                               Notices and Consents. The Target will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its best efforts to obtain (and will cause each of its Subsidiaries to use its best efforts to obtain) any third party consents, that the Buyer may request.

78.                               Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any applicable authorizations, consents, and approvals of governments and governmental agencies with respect to the transactions contemplated in this Agreement.

79.                               Operation of Business. The Target will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

80.          The Target will not authorize or effect any change in its charter or bylaws, other than with respect to eliminating the provision in its charter requiring advance notice be provided to holders of its preferred stock for a transaction like the Merger;

81.                               The Target will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

82.                               The Target will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

83.                               The Target will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

84.                               The Target will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

85.                               The Target will not make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

86.                               The Target will not commit to any of the foregoing.

87.                               Full Access.  The Target will (and will cause each of its Subsidiaries to) permit representatives of the Buyer to have reasonable access, upon prior notice, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Target and its Subsidiaries. Each of the Buyer and the Transitory Subsidiary will treat and hold as such any Confidential Information it receives from any of the Target and its Subsidiaries in the course of the reviews contemplated by this §5(f), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Target all tangible embodiments (and all copies) thereof which are in its possession.

88.                               Notification; Updates to Disclosure Schedule.

(i)                                     During the period between the date hereof and the Closing, the Target shall promptly notify Buyer in writing of the discovery by Target of:  (A) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or inaccuracy in any representation or warranty made by the Target in this Agreement; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or inaccuracy in any representation or warranty made by the

Target in this Agreement; (C) any breach of any covenant or obligation of the Target contained in this Agreement; and (D) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely.

(ii)                                  If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5(f)(i) requires any change in any disclosure schedule hereunder, or if any such event, condition, fact or circumstance would require such a change assuming the disclosure schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Target shall promptly deliver to Buyer an update to the disclosure schedule (a “Target Disclosure Schedule Update”) specifying such change.  No such Target Disclosure Schedule Update shall be deemed to supplement or amend the disclosure schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Target in this Agreement as of the Closing, or (ii) determining whether the conditions set forth in Section 6(a) have been satisfied; provided, however that the Closing of the transaction contemplated by this Agreement will be deemed a waiver by Purchaser of any untrue representation or warranty made by the Target if and to the extent such inaccuracy is fairly and accurately disclosed in any of Target Disclosure Schedules or any such Target Disclosure Schedule Update.

(iii)                               During the period between the date hereof and the Closing, Buyer shall promptly notify the Target in writing of the discovery by Buyer of:  (A) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or inaccuracy in any representation or warranty made by Purchaser in this Agreement; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or inaccuracy in any representation or warranty made by Purchaser in this Agreement; (C) any breach of any covenant or obligation of Purchaser contained in this Agreement; and (D) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6(b) impossible or unlikely.

(iv)                              If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5(f)(iii) requires any change in any disclosure schedule hereunder, or if any such event, condition, fact or circumstance would require such a change assuming the disclosure schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Buyer shall promptly deliver to the Target an update to the disclosure schedule (a “Buyer Disclosure Schedule Update”) specifying such change.  No such Buyer Disclosure Schedule Update shall be deemed to supplement or amend the disclosure schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Buyer in this Agreement as of the Closing, or (ii) determining whether the conditions set forth in Section 6(b) have been satisfied; provided, however that the Closing of the transaction contemplated by this Agreement will be deemed a waiver by the Target of any untrue representation or warranty made by Buyer if and to the extent such inaccuracy is fairly and accurately disclosed in any of Buyer Disclosure Schedules or any such Buyer Disclosure Schedule Update.

89.                               Delivery of Final Balance Sheet.  The Target shall deliver to the Buyer a final balance sheet dated at least as of 5 days before the Closing Date (the “Final Balance Sheet”).

90.                               Exclusivity.  The Target will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Target and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that the Target, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.  The Target shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

91.                               Indemnification.

92.                               Each of Dr. Marina Bujatti and Dr. Franco Sechi jointly and severally, up to their share of Buyer common stock comprising the Merger Consideration (“Target Indemnifying Party”), shall, for 18 months after the Effective Time, indemnify and hold the Buyer and the Transitory Subsidiary and their directors, officers, shareholders, members, employees and agents (each, an “Buyer Indemnified Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (“Losses”) that any such Buyer Indemnified Party may suffer or incur as a result of or relating to either: (i) any misrepresentation, breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by the Target in this Agreement due to the fraudulent behavior of such Target Indemnifying Party; or (ii) any breach or inaccuracy of the representations and warranties made by the Target in Section 3(e) of this Agreement.  If any action shall be brought against any Buyer Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Buyer Indemnified Party shall promptly notify the Target Indemnifying Party in writing, and the Target Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing.  Any Buyer Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Buyer Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Target Indemnifying Party in writing, the Target Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Target Indemnifying Party and the position of such Buyer Indemnified Party.  The Target Indemnifying Party will not be liable to any Buyer Indemnified Party under this §5(i)(A) for any settlement by a Buyer Indemnified Party effected without the Target Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed.

93.                               Each of the Buyer and the Transitory Subsidiary, jointly and severally (“Buyer Indemnifying Party”), shall, for 18 months after the Effective Time, indemnify and hold the Target and its directors, officers, shareholders, members, employees and agents (each, a “Target Indemnified Party”) harmless from any and all Losses that any such Target Indemnified Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by the Buyer or the Transitory Subsidiary in this Agreement due to their own fraudulent behavior.  If any action shall be brought against any Target Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Target Indemnified Party shall promptly notify the Buyer Indemnifying Party in writing, and the Buyer Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing.  Any Target Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Target Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Buyer Indemnifying Party in writing, the Buyer Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Buyer Indemnifying Party and the position of such Target Indemnified Party.  The Buyer Indemnifying Party will not be liable to any Target Indemnified Party under this §5(i)(B) for any settlement by an Target Indemnified Party effected without the Buyer Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed.

(A)                               Limitation on Claims.  In case any event shall occur which would otherwise entitle a Party to assert a claim for indemnification pursuant to this subsection (i), no Losses shall be deemed to have been sustained by such Party to the extent of (a) any tax savings realized by such Party with respect thereto, or (b) any proceeds received by such Party from any insurance policies with respect thereto.

94.                               Satisfaction of Claims.  A Target Indemnifying Party may satisfy an indemnification obligation under subsection (A) with shares of Buyer Common Stock, with each such share deemed to have a value of $1.63.

(j)                                     Shares Duly Authorized.  When issued in accordance with this Agreement, the shares of Buyer Common Stock comprising the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable.

(k)                                  California Franchise Tax Board Clearance.  The Parties shall, within 3 days, cooperate to prepare and file a request for tax clearance certificate as required by California law.

95.                               Conditions to Obligation to Close.

96.                               Conditions to Obligation of the Buyer and the Transitory Subsidiary.  The obligation of each of the Buyer and the Transitory Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

97.                               this Agreement and the Merger shall have received the Requisite Stockholder Approval;

98.                               the Target shall have procured all of the third party consents specified in §5(b) above and shareholder waivers and consents specified in §5(b) above;

99.                               the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date;

100.                        there has not been a Material Adverse Change in the business of the Target;

101.                        [intentionally omitted];

102.                        the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

103.                        no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the capital stock of the Surviving Entity and to control the Surviving Entity and its Subsidiaries, or (D) affect adversely the right of any of the Surviving Entity and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

104.                        the Final Balance Sheet shall represent, at a minimum, the net assets of Target as of the Target Financial Statements plus $100,000 representing an offset from tax liability assumed by Buyer associated with the transfer of the Santa Clara Property to Microwave Holdings LLC (for purposes of clarification, such Final Balance Sheet will not show accrued tax liability with respect to the distribution to the shareholders of Target, directly or indirectly, of the Santa Clara Property).

105.                        Dr. Marina Bujatti and Dr. Franco Sechi have entered into employment agreements in the form attached hereto as Exhibit C;

106.                        The Buyer, the Transitory Subsidiary and Microwave Holdings, LLC have entered into the Interim Lease and Proposal in the form attached hereto as Exhibit D; and

107.                        all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer and the Transitory Subsidiary.

The Buyer and the Transitory Subsidiary may waive any condition specified in this §6(a) if they execute a writing so stating at or prior to the Closing.

108.                        Conditions to Obligation of the Target.  The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

109.                        the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date;

110.                        each of the Buyer and the Transitory Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

111.                        this Agreement and the Merger shall have received the requisite approval of the Transitory Subsidiary;

112.                        all actions to be taken by the Buyer and the Transitory Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target.

The Target may waive any condition specified in this §6(b) if it executes a writing so stating at or prior to the Closing.

113.                        Termination.

114.                        Termination of Agreement.  Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

115.                        the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

116.                        the Buyer and the Transitory Subsidiary may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer or the Transitory Subsidiary has notified the Target of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2004, by reason of the failure of any condition precedent under §6(a) hereof (unless the failure results primarily from the Buyer or the Transitory Subsidiary breaching any representation, warranty, or covenant contained in this Agreement), provided the June 30, 2004 deadline shall be tolled if the reason for the delay in the closing is waiting for the California Franchise Tax Board to respond to a request for tax clearance;

117.                        the Target may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary at any time prior to the Effective Time (A) in the event the Buyer or the Transitory Subsidiary has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer and the Transitory Subsidiary of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2004, by reason of the failure of any condition precedent under §6(b) hereof (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement), provided the June 30, 2004 deadline shall be tolled if the reason for the delay in the closing is waiting for the California Franchise Tax Board to respond to a request for tax clearance;

118.                        any Party may terminate this Agreement by giving written notice to the other Parties at any time in the event this Agreement and the Merger fail to receive the requisite shareholder or member approval.

119.                        Effect of Termination.  If any Party terminates this Agreement pursuant to §7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

120.                        Registration of Shares.

121.                        Registration Statement.  Promptly after the Closing Date, the Buyer shall file a registration statement with the SEC (the “Registration Statement”) covering the resale of the shares of Buyer’s common stock comprising the Merger Consideration (collectively, the “Registered Shares”) by the Holders (as defined below).  The Buyer will use its best efforts to cause the SEC to declare the Registration Statement effective as soon as practicable after such filing.  For the purposes of this Article 8, a “Holder” shall mean a Target Stockholder and any person to whom a Target Stockholder has transferred Registered Shares.  The Buyer shall notify Dr. Marina Bujatti (the “Target Stockholders’ Representative”) upon the receipt of any comments from the SEC or its staff or any other Governmental Entity with respect to the Registration Statement and upon reasonable request will send copies of such comments to the Target Stockholders’ Representative.

122.                        Continuing Effectiveness.

123.                        Until the earlier of the first anniversary of the Closing Date (but such one-year period shall be extended on a day-for-day basis for each day that the Target Stockholders are unable to resell Registered Shares under Rule 144 due to the failure of the Buyer to satisfy any condition of Rule 144 within its control) or the date on which all the Registered Shares have been sold, the Buyer shall use best efforts to keep the Registration Statement effective and shall from time to time amend or supplement the Registration Statement and each preliminary prospectus and final prospectus contained in the Registration Statement as may be necessary to comply with the requirements of the Securities Act.

124.                        The Buyer shall promptly notify a Holder, at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and the Buyer shall promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of Registered Shares, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading.

125.                        Copies of Registration Statement and Related Documents.  Upon reasonable request, the Buyer shall furnish to each Holder a reasonable number of copies of each prospectus contained in the Registration Statement and each supplement or amendment thereto (including each preliminary prospectus), all of which shall conform to the requirements of the Securities Act, and the rules and regulations thereunder.

126.                        Blue Sky Laws.  So as to permit the Holders to sell the Registered Shares, the Buyer shall use its best efforts to register and qualify the Registered Shares under such securities or Blue Sky laws of such United States jurisdictions as shall be reasonably requested by the Holders; provided that: (i) the Buyer shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Buyer is already subject to service in such jurisdiction and except as may be required by the Securities Act; or (ii) the Buyer shall not be required to do blanket registrations or qualifications in all fifty states.

127.                        Expenses.  The Buyer shall be responsible for all expenses (other than the fees and disbursements of counsel for the Holders and brokerage fees payable in respect of the shares sold by the Holders) in connection with such registration and qualification under applicable state securities laws.

128.                        Indemnification.

129.                        The Buyer will indemnify and hold harmless each Holder and each of its officers, directors and partners, and each person controlling such Holder, against all claims, losses, expenses, damages and liabilities (or actions in respect thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any preliminary or final prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to the registration, qualification or compliance contemplated hereby, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Buyer relating to action or inaction required of the Buyer in connection with the Securities Act, any rule or regulation promulgated under the Securities Act or any state securities law applicable to the Buyer and will reimburse (on an as incurred basis) each such Holder, each of its officers, directors and partners, and each person controlling such Holder, for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action; provided, however, that the Buyer will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Buyer in an instrument duly executed by such Holder specifically for use therein.

130.                        Each Holder will indemnify and hold harmless the Buyer, each of its directors and officers, each person who controls the Buyer within the meaning of the Securities Act, and each other such Holder, each of its officers, directors and partners and each person controlling such Holder, against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any preliminary or final prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to the registration, qualification or compliance contemplated hereby or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse (on an as incurred basis) the Buyer, such Holders, such directors, officers, partners or persons for any reasonable legal or any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Buyer in an instrument duly executed by such Holder specifically for use therein.  Notwithstanding the foregoing, in no event shall the indemnification provided by any Holder hereunder exceed the gross proceeds received by such Holder for the sale of such Holder’s Registered Shares pursuant to such registration.

131.                        Each party entitled to indemnification under this Section 8(f) (an “Indemnified Party” for purposes of this Section 8(f)) shall give notice to the party required to provide indemnification (an “Indemnifying Party” for purposes of this Section 8(f)) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought.  The Indemnified Party shall promptly permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably be withheld).  The Indemnified Party may participate in such defense and hire counsel at such party’s own expense (or at the Indemnifying Party’s expense, in the event that a conflict of interest exists between Indemnifying Party’s counsel and the Indemnified Party’s counsel).  The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, unless, and only to the extent that, such failure is materially prejudicial to an Indemnifying Party’s ability to defend such action.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  Any Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any claim or litigation brought against such Indemnified Party.

132.                        If the indemnification provided for in this Section 8(f) is for any reason not available to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

133.                        Rule 144 Reporting.  With a view to making available to the Target Stockholders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registered Shares to the public without registration, at all times until the earlier of the first anniversary of the Effective Date and the date on which all of the Registered Shares have been sold, the Buyer agrees to:

134.                        Make and keep public information available, as those terms are understood and defined in SEC Rule 144 under the Securities Act;

135.                        File with or furnish to the SEC in a timely manner all reports and other documents required of the Buyer and its Chief Financial Officer and Chief Executive Officer under the Securities Act and the Exchange Act (except pursuant to Section 16 and Section 13(d) of the Exchange Act); and

136.                        Furnish to a Target Stockholder forthwith upon such Target Stockholder’s request a written statement by the Buyer as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act.

137.                        Miscellaneous.

138.                        Survival.  None of the representations, warranties, and covenants of the Parties (other than the provisions in §2 concerning payment of the Merger Consideration, §3(e) concerning Preferred Shareholders, and all of §8) will survive the Closing Date, unless fraudulently made.

139.                        Press Releases and Public Announcements.  Buyer may issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties.

140.                        No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in §2 above concerning payment of the Merger Consideration are intended for the benefit of the Target Stockholders.

141.                        Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

142.                        Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

143.                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

144.                        Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

145.                        Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Target:

Microwave Power, Inc.

3350 Scott Blvd.

Building 25

Santa Clara, CA 95054

Attn: Dr. Marina Bujatti

Fax: 408-727-2246

If to the Buyer:

AML Communications, Inc.

1000 Avenida Acaso

Camarillo, CA 93012

Attn: Jacob Inbar

Fax: 805-484-2191

If to the Transitory Subsidiary:

AML Communications, Inc.

1000 Avenida Acaso

Camarillo, CA 93012

Attn: Jacob Inbar

Fax: 805-484-2191

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

146.                        Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

147.                        Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the California Corporations Code.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

148.                        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

149.                        Expenses.  Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

150.                        Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

151.                        Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

152.                        Facsimile Signatures.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

153.                        Attorneys Fees.  In the event suit is brought to interpret or enforce this Agreement, the prevailing party or parties shall be entitled to an award of their attorneys’ and experts’ fees and costs along with such other relief as may be granted.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:
AML COMMUNICATIONS, INC., a Delaware corporation

By:	/s/ Jacob Inbar
Jacob Inbar
President & CEO

By:	/s/ Edwin McAvoy
Name: Edwin McAvoy
Title: Secretary

TRANSITORY SUBSIDIARY:
AML HOLDINGS, LLC, a California limited liability company

By:	AML COMMUNICATIONS, INC.,
A Delaware corporation, Its Sole Member

By:	/s/ Jacob Inbar
Jacob Inbar
President

TARGET:
MICROWAVE POWER, INC., a California corporation		/s/ Marina Bujatti
Marina Bujatti, individually

By:	/s/ Marina Bujatti
	Marina Bujatti	/s/ Franco Sechi
	President	Franco Sechi, individually

By:	/s/ Franco Sechi
Name: Franco Sechi
Title: Secretary